EXHIBIT 15

The Allstate Corporation

2775 Sanders Road

Northbrook, IL 60062

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Allstate Corporation and subsidiaries for the three-month periods ended March 31, 2019 and 2018, and have issued our report dated May 1, 2019.  As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, is incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 24, 2019